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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT
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         Employment Agreement ("Agreement") made and entered into effective no later than September 30, 1999 by and between Herbert Rush (the "Employee"), and TSI International Software Ltd. ("TSI"), a Delaware corporation having its principal place of business at 45 Danbury Road, Wilton, Connecticut 06897.

         WHEREAS, TSI wishes to employ the Employee and the Employee wishes to be employed under the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

         1.       Employment and Term.
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                  1.1 TSI agrees to employ the Employee as Vice President, Web
Technology Strategy and the Employee agrees to render his full-time services to TSI for a term of one (1) year, which term shall commence as of the date of this Agreement and terminates at the end of the first full year thereafter, subject to the terms of Article 6 below and annual renewal for one (1) year increments as set forth in Paragraph 1.2. The Employee agrees to devote his full business time and the best of his abilities to the faithful and diligent performance of his services to TSI under the direction of the Vice President R&D of TSI.

                  1.2 Unless either party shall have given written notice of nonrenewal to the other party no fewer than thirty (30) days before the expiration of the initial or then current renewal term, this Agreement shall automatically renew for successive periods of one (1) year.

                  1.3 In the event of a Sale of TSI (as defined below) this Agreement shall continue in accordance with its terms and any successor to TSI shall be required to assume TSI's obligations hereunder. If termination should occur within six months after a Sale of TSI, the Employee will receive a severance compensation of six (6) months salary as outlined in Paragraph 2. 1, payable in accordance with TSI's standard payroll practices, and six (6) months continuance of eligible benefits as outlined in Paragraph 3.1. Payment of severance and benefit continuation shall be contingent on the Employee executing a release agreement in a form satisfactory to TSI. For purposes of this Agreement, a "Sale of TSI" shall mean (i) a sale by TSI of all or substantially all of its assets, (ii) a recapitalization of TSI or (ii) merger or consolidation of TSI with or into another entity where the stockholders of TSI immediately prior to the closing of such transaction hold less than a majority of the ,outstanding voting -stock of the entity surviving such merger or consolidation.
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         2.       Compensation.
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                  2.1 TSI agrees to pay the Employee a salary at the annualized rate of One Hundred Forty Thousand Dollars ($140,000.00), payable in accordance with TSI's standard payroll practices as may be established or modified from time to time. This salary is for the initial term of this Agreement, and thereafter will be as determined by the Vice President R&D of TSI in her sole discretion.

                  2.2 TSI will pay the Employee a bonus of Nineteen Thousand Fifty Dollars ($19,050.00) based upon the delivery of an integrated B2B product by the end of 1999.

         3.       Benefits.
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                  3.1 The Employee shall be entitled to participate on the same basis, subject to the same qualifications as other TSI employees and pursuant to TSI's then prevailing policies, in any group medical, hospitalization, or other fringe benefit plans in effect with respect to employees of TSI in general, but not including any group profit sharing or other profit-based incentive program.

                  3.2 The Employee shall be entitled to the same number of paid holidays per year as set forth by TSI for its employees in general plus fifteen
(15) paid vacation days to be scheduled by the mutual agreement of the parties. Use of vacation days in subsequent years and other issues relating to vacation shall be governed by TSI's standard vacation policy for executives.

         4.       Stock Options. As soon as is practical after signing of this
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Agreement by both parties, but no later than three (3) months after signing, TSI shall issue approximately 25,000 options to the Employee as described in and subject to the TSI Stock Option Plan attached hereto as Appendix A.

         5.       Employment Guidelines. The Employee agrees to at all times be
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bound by and adhere to the Conditions of Employment attached hereto as Appendix
B and incorporated herein by reference, and to use his best efforts to protect the proprietary and confidential materials and information of TSI and of TSI's clients, including valuable trade secrets.

         6.       Termination.
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                  6.1 This Agreement shall terminate and all payments due
hereunder, shall, cease, except to the extent accrued, upon death of the Employee, without

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further act of TSI. If, however, at the time of Employee's death, Employee is receiving severance compensation per the terms of Paragraph 1.3, unpaid severance will be paid to the Employee's estate in a lump sum.

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                  6.2 TSI shall have the right to terminate this Agreement and any payments due hereunder upon prior written notice to the Employee if a licensed physician employed by the Board of Directors of TSI shall determine that the Employee, by reason of physical or mental disability (excluding infrequent and temporary absences due to ordinary transitory illness) shall be unable to perform the services required of him hereunder for more dm three (3) consecutive months or an aggregate of six (6) months during any twelve (12) month period, except as otherwise provided by law.

                  6.3 TSI shall have the right to terminate this Agreement, without further compensation, upon a breach of or failure to fulfill and perform obligations and duties hereunder, which condition, breach or failure Employee shall fail to remedy within ten (10) days after written demand from TSI. Further, TSI shall have the right to terminate this Agreement, without further compensation, if, (i) in the opinion of the Board of Directors of TSI, the Employee is guilty of insubordination, fraud, dishonesty, misconduct or negligence in connection with the performance of duties hereunder, (ii) the Employee is convicted of a felony or of a crime involving moral turpitude, (iii) the Employee causes TSI disrepute, or (iv) otherwise for good cause.

                  6.4 TSI shall have the right to terminate this Agreement, for convenience, at any time, for any reason or no reason. If such termination occurs, the Employee will receive a severance compensation of six (6) months of salary, as outlined in paragraph 2.1, payable in accordance with TSI's standard payroll practices, and six (6) months of continuance of eligible benefits as outlined in Paragraph 3.1, and shall be entitled to no other payment or benefit from TSI. Payment of severance and benefit continuation shall be contingent on the Employee executing a release agreement in a form satisfactory to TSI.

                  6.5 The Employee shall have the right to terminate this Agreement at any time prior to April 1, 2000 for Good Reason (as defined below.) If such termination occurs, the Employee will receive a severance compensation of six (6) months of salary, as outlined in paragraph 2.1, payable in accordance with TSI's standard payroll practices, and six (6) months of continuance of eligible benefits as outlined in Paragraph 3. 1, and shall be entitled to no other payment or benefit from TSI. Payment of severance and benefit continuation shall be contingent on the Employee executing a release agreement in a form satisfactory to TSI. For purposes hereof, "Good Reason" shall mean (i) a material reduction in the Employee's pay or benefits (not including bonus amounts), (ii) a required relocation more than 50 miles from the employee's current location, or (iii) a demotion of the Employee to an non-executive or non-management position.

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                  6.6 The Employee shall have the right to terminate this
Agreement at any time for convenience by providing thirty days prior written notice of such termination to TSI. Upon receipt of such notice, TSI shall be entitled to terminate the Employee immediately, and such termination shall not be considered a termination for convenience under Section 6.4 hereof. In the case of a termination under this Section 6.6, the Employee shall be entitled to salary and benefits only through his last actual day of employment with TSI.

                  6.7 Upon termination or expiration of this Agreement, irrespective of the reason therefor, the Employee shall promptly turn over to TSI all proprietary and confidential materials of the kind referred to in
Section 5 and all tangible forms of the Employee's work product (including work files) without retaining any copies or duplicates thereof, except as to which TSI may in writing give permission.

         7.       Negative Covenant.
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                  7.1 The Employee agrees that during the term of this Agreement
(including any renewal terms hereunder) and until the later of October I' 2001 or for a period of one (1) year following the termination of this Agreement (or any renewal terms hereunder), he will not, directly or indirectly, own, operate, manage, join, control, or participate in the ownership, management, operation or control of, or be connected with as a partner, stockholder, director, officer, agent, employee, or consultant, any business, firm, or corporation in any capacity that involves the development, production or sale of any products or services that are directly competitive with the products or services of TSI or any of its subsidiaries being developed, produced or sold in the territories TSI serves at the time of such termination; provided, however, that nothing in this
Section 7.1 shall bar the acquisition of up to 1% of the outstanding securities of a publicly traded company.

                  7.2 The Employee further agrees that for a period of two (2) years following the termination of this Agreement including any renewal terms hereunder, he will not, without the prior written consent of TSI, (a) solicit for employment any of the employees or contractors of TSI or any of its subsidiaries or the employees of TSI's customers, or (b) solicit the business of the customers of TSI or any of its subsidiaries.

                  7.3 In the event a court of competent jurisdiction finds any part of this Article 7 unenforceable, the parties agree that such finding shall not effect or render invalid or unenforceable any other provision of this Article. The parties further agree to execute any amendments necessary to accomplish the intent of this Article to the fullest extent possible under the law.

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         8.       Remedies. The parties hereto recognize that, in the event of
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any breach by the Employee of the provisions of Sections, 5, 6 or 7 hereof, damages may be difficult, if not impossible, to ascertain and it is therefore agreed that TSI, in addition to and without limiting any other remedy it might have under this Employment Agreement, or at law or in equity, shall be entitled to an injunction against the Employee issued by any court of competent jurisdiction enjoining any such breach. The Employee agrees to reimburse TSI for all costs and expenses, including reasonable attorney's fees, incurred by TSI by reason of any such breach.

         9.       Representation and Warranty. Employee represents and warrants
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that he is not now and was not on the date of commencement of this Agreement, a party to any Agreement, contract or understanding, whether of employment or otherwise, which would in any way restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

         10.      Miscellaneous.
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                  10.1 Should any provision or part of this Employment Agreement be declared void or unenforceable by any court or administrative body of competent jurisdiction, such provisions or part shall be deemed severable and, without further action by the parties to this Agreement, shall be severed from the remainder of this Agreement which shall continue in all respects valid and enforceable. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

                   10.2 Any notices or communications hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail to the addresses specified herein or, after proper notice, to such addresses as the parties may specify.

                   10.3 This Agreement shall be binding upon and inure to the benefit of TSI, its successors or assigns, or any corporation which acquires all or substantially all of its assets. This Agreement is personal as to the Employee and shall not be assignable by the Employee.

                   10.4 This Agreement constitutes the entire understanding of the parties hereto with respect to the Employee's employment and his compensation -therefor and supersedes any prior Agreements and understandings between the parties concerning employment or compensation.

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                   10.5 This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts.

                   10.6 The captions appearing in this Agreement appear as a matter of convenience only and in no way define or limit the scope and intent of any of the provisions hereof.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


         For TSI International Software Ltd.
         45 Danbury Road
         Wilton CT 06897


         By: /s/ Constance F. Galley         By: /s/ W. David Power
            ----------------------------        -----------------------------
            Constance F. Galley                        W. David Power
            President and CEO

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